Exhibit (a)(5)(iii)

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Treasury and Investor Relations	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES

PRELIMINARY RESULTS OF ITS

MODIFIED DUTCH AUCTION TENDER OFFER

LAS VEGAS, May 9, 2011 — Bally Technologies, Inc. (NYSE:  BYI), a leader in slots, video machines, casino management, and networked and server-based systems for the global gaming industry, announced today the preliminary results of its modified “Dutch auction” tender offer for the purchase of up to $400 million in value of its common stock, which expired at 5 p.m., New York City time, on Friday, May 6, 2011.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 9,942,039 shares of Bally’s common stock were properly tendered and not properly withdrawn at or below the final purchase price of $40 per share, including 3,307,958 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Bally expects to accept for purchase 9,942,039 shares of its common stock at a purchase price of $40 per share, for an aggregate cost of approximately $397.7 million, excluding fees and expenses relating to the tender offer.  The 9,942,039 shares expected to be purchased in the tender offer represent approximately 18.5% of Bally’s currently issued and outstanding shares of common stock.

The number of shares to be purchased and the purchase price are preliminary and subject to change.  The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period.  The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

BofA Merrill Lynch, Mitsubishi UFJ Securities, and Wells Fargo Securities are the dealer managers for the tender offer.  The information agent for the tender offer is Morrow & Co., LLC.  Stockholders who have questions may call the information agent at (800) 607-0088.  Banks and brokers may call (800) 662-5200.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and server-based technology solutions worldwide.  Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms.  As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Bally common stock.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties.  These statements may be identified by the use of words such as “assumption,” “believes,” “estimates,” “expects,” “goals,” “guidance,” “plans,” “will,” and other words of similar meaning.  Such information involves important risks and uncertainties that could significantly affect Bally’s results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future results, including Bally’s purchase of shares of its common stock pursuant to the tender offer, may be adversely affected as a result of a number of risks that are detailed from time to time in Bally’s filings with the Securities and Exchange Commission.  Bally undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —